FORESTAR REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS

ARLINGTON, Texas (Business Wire) - November 9, 2022 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for the fourth quarter and fiscal year ended September 30, 2022.

Fiscal 2022 Fourth Quarter Highlights
All comparisons are year-over-year

•Net income attributable to Forestar increased 15% to $50.8 million or $1.02 per diluted share
•Pre-tax income increased 13% to $66.4 million, while pre-tax profit margin increased 340 basis points to 17.4%
•Generated $381.4 million of consolidated revenues on 3,914 lots sold

Fiscal 2022 Highlights
All comparisons are year-over-year

•Net income attributable to Forestar increased 62% to $178.8 million or $3.59 per diluted share
•Pre-tax income increased 61% to $235.8 million, while pre-tax profit margin increased 440 basis points to 15.5%
◦Excluding an $18.1 million loss on extinguishment of debt incurred in fiscal 2021, pre-tax income increased 43% and pre-tax profit margin improved 310 basis points
•Generated $1.5 billion of consolidated revenues on 17,691 lots sold
•Owned and controlled 90,100 lots at September 30, 2022
•Return on equity of 16.2% for fiscal 2022, an improvement of 450 basis points
•Book value per share increased 18% to $24.08

Daniel Bartok, CEO, said, “The Forestar team finished the year strong and delivered outstanding results for fiscal 2022. Our fourth quarter pre-tax income increased 13% to $66.4 million, and our pre-tax profit margin increased 340 basis points to 17.4%. We generated significant growth in revenues, pre-tax income and EPS with increased lot deliveries and improved pre-tax profit margins in fiscal 2022. Our operational and financial results exceeded expectations, and our strong performance is a testament to our differentiated business model and our team’s ability to react quickly and appropriately to market conditions.

“During most of fiscal 2022, housing market conditions remained strong. In July, we began to see a moderation in demand for finished lots that has continued through today. We are facing a challenging macroeconomic environment with rising interest rates, persistent inflation and softening housing fundamentals. We expect demand for residential lots will continue to moderate in the coming months as homebuilders align starts to a new sales pace. However, we are beginning fiscal 2023 from a position of strength. Forestar has over $620 million of liquidity and one of the best capital structures in the residential lot development industry, which provides us with tremendous flexibility. We continue to manage our development in phases in an effort to deliver finished lots at a pace that meets market demand, consistent with our focus on capital efficiency and returns. We will stay disciplined, flexible and opportunistic as we consolidate market share in fiscal 2023.”

Financial Results
Net income attributable to Forestar for the fourth quarter of fiscal 2022 increased 15% to $50.8 million, or $1.02 per diluted share, compared to $44.0 million, or $0.89 per diluted share, in the same quarter of fiscal 2021. Pre-tax income for the fourth quarter of fiscal 2022 increased 13% to $66.4 million from $58.8 million in the same quarter of fiscal 2021. Revenues for the quarter decreased 9% to $381.4 million from $418.7 million in the same quarter of fiscal 2021.

Net income attributable to Forestar for the fiscal year ended September 30, 2022 increased 62% to $178.8 million, or $3.59 per diluted share, compared to $110.2 million, or $2.25 per diluted share, in fiscal 2021. Pre-tax income for fiscal 2022 increased 61% to $235.8 million from $146.6 million in fiscal 2021. Fiscal 2022 results include a $3.8 million pre-tax real estate impairment charge to cost of sales. Fiscal 2021 results include an $18.1 million pre-tax loss on extinguishment of debt related to the early redemption of the Company’s 8.0% senior notes. Revenues for fiscal 2022 increased 15% to $1.5 billion from $1.3 billion in fiscal 2021.

The Company’s return on equity improved 450 basis points to 16.2% in fiscal 2022. Return on equity is calculated as net income attributable to Forestar for the year divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the fourth quarter decreased 20% to 3,914 lots compared to 4,902 lots in the same quarter of fiscal 2021. However, lots sold in fiscal 2022 increased 11% to 17,691 lots compared to 15,915 lots in fiscal 2021.

The Company’s lot position at September 30, 2022 decreased 7% from September 30, 2021 to 90,100 lots, of which 61,800 were owned and 28,300 were controlled through land and lot purchase contracts. Lots owned at September 30, 2022 included 5,500 that were fully developed. Of the Company’s owned lot position at September 30, 2022, 19,200 lots, or 31%, were under contract to be purchased, representing approximately $1.5 billion of future revenue. Another 18,900 lots, or 31%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton, Inc. (“D.R. Horton”) based on executed purchase and sale agreements at September 30, 2022.

During the fourth quarter of fiscal 2022, Forestar sold 842 lots to customers other than D.R. Horton, up from 529 lots in the prior year quarter. During fiscal 2022, Forestar sold 2,796 lots to customers other than D.R. Horton, up from 1,076 lots in fiscal 2021. Lots sold to other customers include 585 lots in the fourth quarter and 943 lots in fiscal 2022 that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date.

Capital Structure, Leverage and Liquidity
Forestar ended the fiscal year with $264.8 million of unrestricted cash and $356.7 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $621.5 million. Debt at September 30, 2022 totaled $706.0 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio was 26.9%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “As we look back on another extraordinary year, I am extremely proud of our team’s ability to deliver record operating and financial results despite shortages of certain materials, municipality delays, inflation and the historic rise in mortgage interest rates. October marked the fifth anniversary of D.R. Horton’s investment in Forestar, and I could not be more proud to be a part of Forestar’s growth story. Revenues and lot deliveries have grown more than 10x in five years, we added over 250 people to our team and Forestar became one of D.R. Horton’s most important lot suppliers.

“While we are not providing annual guidance at this time due to uncertainty in the market, we believe Forestar will continue consolidating market share in the fragmented and under-capitalized U.S. residential lot development industry. Our strong balance sheet and ample liquidity provide us with significant financial and operational flexibility, and we plan to maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Wednesday, November 9) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 446616, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 53 markets and 21 states. Based in Arlington, Texas, the Company delivered more than 17,600 residential lots during the fiscal year ended September 30, 2022. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we expect demand for residential lots will continue to moderate in the coming months as homebuilders align starts to a new sales pace; we will stay disciplined, flexible and opportunistic as we consolidate market share; Forestar will continue consolidating market share in the fragmented and under-capitalized U.S. residential lot development industry, our strong balance sheet and ample liquidity provide us with significant financial and operational flexibility; and we plan to maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Director of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2022	2021
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$264.8	$153.6
Real estate	2,022.4	1,905.2
Investment in unconsolidated ventures	0.5	0.9
Property and equipment, net	5.7	2.9
Other assets	49.6	39.1
Total assets	$2,343.0	$2,101.7
LIABILITIES
Accounts payable	$72.2	$47.4
Accrued development costs	122.3	104.5
Earnest money on sales contracts	136.2	148.3
Deferred tax liability, net	36.9	24.4
Accrued expenses and other liabilities	70.1	56.7
Debt	706.0	704.5
Total liabilities	1,143.7	1,085.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,761,480 and 49,580,389 shares issued and outstanding at September 30, 2022 and 2021, respectively	49.8	49.6
Additional paid-in capital	640.6	636.2
Retained earnings	507.9	329.1
Stockholders' equity	1,198.3	1,014.9
Noncontrolling interests	1.0	1.0
Total equity	1,199.3	1,015.9
Total liabilities and equity	$2,343.0	$2,101.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Revenues	$381.4	$418.7	$1,519.1	$1,325.8
Cost of sales	292.2	342.8	1,195.1	1,096.6
Selling, general and administrative expense	23.7	19.7	93.6	68.4
Equity in earnings of unconsolidated ventures	(0.1)	—	(1.2)	(0.2)
Gain on sale of assets	—	(2.5)	(3.2)	(2.5)
Interest and other income	(0.8)	(0.1)	(1.0)	(1.2)
Loss on extinguishment of debt	—	—	—	18.1
Income before income taxes	66.4	58.8	235.8	146.6
Income tax expense	15.6	14.7	57.0	36.1
Net income	50.8	44.1	178.8	110.5
Net income attributable to noncontrolling interests	—	0.1	—	0.3
Net income attributable to Forestar Group Inc.	$50.8	$44.0	$178.8	$110.2

Basic net income per common share attributable to Forestar Group Inc.	$1.02	$0.89	$3.59	$2.25
Weighted average number of common shares	49.9	49.6	49.8	48.9

Diluted net income per common share attributable to Forestar Group Inc.	$1.02	$0.89	$3.59	$2.25
Adjusted weighted average number of common shares	49.9	49.7	49.8	49.0

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022		2021
	(In millions)
Residential lot sales:
Development projects	$341.4	$385.6	$1,420.2		$1,182.6
Lot banking projects	6.2	14.7	33.5		116.1
Decrease (increase) in contract liabilities	(0.3)	(1.7)	1.8		(5.6)
	347.3	398.6	1,455.5		1,293.1
Deferred development projects	6.4	—	26.8		—
	353.7	398.6	1,482.3		1,293.1
Tract sales and other	27.7	20.1	36.8		32.7
Total revenues	$381.4	$418.7	$1,519.1		$1,325.8

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022		2021
Development projects	3,861	4,615	16,454		14,221
Lot banking projects	53	287	383		1,694
	3,914	4,902	16,837		15,915
Deferred development projects	—	—	854		—
	3,914	4,902	17,691		15,915

Average sales price per lot (1)	$88,800	$81,600	$86,300		$81,600

			LOT POSITION
			September 30,
			2022		2021
Lots owned			61,800	(2)	64,400	(3)
Lots controlled under land and lot purchase contracts			28,300		32,600
Total lots owned and controlled			90,100		97,000
_____________
(1)Excludes lots sold from deferred development projects and any impact from change in contract liabilities.
(2)Lots owned at September 30, 2022 included approximately 17,800 under contract to sell to D.R. Horton and 18,900 subject to a right of first offer to purchase by D.R. Horton.
(3)Lots owned at September 30, 2021 included approximately 21,000 under contract to sell to D.R. Horton and 18,200 subject to a right of first offer to purchase by D.R. Horton.